About ELEMENTS

ELEMENTS are

Benefits & Risks of ELEMENTS

Benefits:

- Access to New Markets and Strategies
- Portfolio Diversification
- Price Transparency
- Flexibility and Liquidity

Risks:

- No Principal Protection
- Underlying Market Measure Risk
- Concentrated Investment Risk
- Issuer Risk
- Call Risk
- Restrictions on Repurchase by the Issuer
- A Trading Market May Not Develop

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ELEMENTS vs. Comparable Products

ELEMENTS Tax Information

How to Trade ELEMENTS

Press Releases

Webcasts & Webinars

Prospectuses

Featured ELEMENTS Products

Add More Green to Your Portfolio:
Global Warming ELEMENTS ETNs

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Registration Statement No. 333-137902 Dated: April 22, 2007, Rule 433

ELEMENTS Partners - Index providers

ELEMENTS are exchange-traded notes brought to the market through industry-wide collaboration among **Index Providers**, **Investment Grade Issuers**, **Distributors** and **Securities Exchanges.**

Index Providers develop unique and robust total return market measures to be used in connection with ELEMENTS. Investors will get access to these market measures via ELEMENTS, which are senior unsecured obligations of Investment Grade Issuers. **Distributors** bring ELEMENTS to brokerage firms, so individual investors can easily access ELEMENTS via a broker or financial advisor. All ELEMENTS will be listed on a U.S. **Securities Exchange**.

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Beeland Interests, Inc.

Beeland Interests, Inc., the publisher of the Rogers International Commodity Index (RICI) and its sub-indices (the Indices), is owned and controlled by James Beeland Rogers, Jr (Jim Rogers.) The RICI and the Indices are overseen and managed by a committee (RICI Committee). Jim Rogers chairs the RICI Committee and controls its decisions. Jim Rogers co-founded the Quantum Fund, a global investment partnership, with George Soros. He taught finance at Columbia University Graduate School of Business and is a media commentator worldwide. He is the author of Adventure Capitalist, Investment Biker and Hot Commodities.

Each issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN-ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.